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                            QUINTESSENCE OIL COMPANY

                     4424 SKYLANE AVENUE, RIVERTON, WYOMING




FOR IMMEDIATE RELEASE:   Monday, April 19, 1999


CONTACT: Investor Relations
         888-531-8676


QUINTESSENCE OIL COMPANY BRINGS IN
NEW MANAGEMENT TEAM AND INVESTOR GROUP



LOS ANGELES, CALIF. -- Raymond B. Wedel, Jr. appointed as new President of Quintessence Oil Company (NASD OTC EBB: QTSN). Mr. Wedel also has assumed the position as a director of the company along with Mr. Donald Christensen.

Mr. Wedel was appointed to the board along with Mr. Christensen after the resignation of two prior board members. All previous members of the board and the company's officers resigned their positions. After the resignation of the former officers and directors of the company, Mr. Wedel is now in the process of bringing together a new management team to fill key positions at the company.

A group of investors along with Mr. Wedel purchased 4,870,000 shares of common stock in a transaction that was consummated on March 29, 1999. Prior to this transaction the company had 1,000,000 shares issued and outstanding. The sale to the new investors has brought the total outstanding shares of the company to 5,870,000.

Prior to Mr. Wedel joining the company, Quintessence has been a development-stage enterprise formed for the purpose of purchasing, developing and operating oil and gas leases. It is the intention of new management to explore new opportunities for the company in several new areas including transportation technology.